Exhibit 15.1

Suite 1301, 13/F, E Building, G.T.Land Plaza,

No.13 Zhujiang East Road, Zhujiang New Town,

Tianhe District, Guangzhou 510623, P. R. China

T: (86-20) 2805-9088

F: (86-20) 2805-9099

June 27, 2022

Onion Global Limited

No. 309 3-05 Huangfu Avenue Zhong

Tianhe District, Guangzhou City

Guangdong Province

People’s Republic of China

Dear Sirs,

We consent to the references to our firm under “Item 3.D—Key Information—Risk Factors—Risks Related to Our Business and Industry”, “Item 4.A—Information on the Company—History and Development of the Company—Contractual Arrangements and Corporate Structure”, “Item 4.B—Information on the Company—Business Overview—Regulation”, “Item 4.C—Information on the Company—Organizational Structure—Contractual Arrangements with Our VIE and Our VIE’s Respective Shareholders” and “Item 10.E—Additional Information—Taxation—People’s Republic of China Taxation” included in Onion Global Limited’s annual report on Form 20-F for the fiscal year ended December 31, 2021 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on June 27, 2022. We further consent to the incorporation by reference of the summary of our opinions and our firm under these headings into the Company’s registration statement on Form S-8 (File No. 333-260131) that was filed on 8 October 2021, pertaining to the Company’s 2019 RSU Scheme. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ JunHe LLP

JunHe LLP